Exhibit 99.1
WEATHERFORD ANNOUNCES SHARE REPURCHASE PROGRAM
Houston, Texas, December 28, 2005 — Weatherford International Ltd. (NYSE:WFT) announced today that its Board of Directors has approved a share repurchase program that authorizes Weatherford to repurchase up to $1 billion of Weatherford’s outstanding common shares, as market conditions warrant. Weatherford may conduct its share repurchases in the open market and in privately negotiated transactions. The repurchase program does not require Weatherford to acquire any specific number of shares and may be terminated or suspended at any time.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 24,500 people worldwide.

Contact:	Lisa W. Rodriguez Chief Financial Officer	(713) 693-4746

	Andrew P. Becnel Vice President — Finance	(713) 693-4136
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.